Exhibit 23.1


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated March 18, 1994, accompanying the consolidated financial statements and schedules of Oshman's Sporting Goods, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended January 29, 1994, which is incorporated by reference in this Registration Statement. We consent to this incorporation by reference in the Registration Statement of the aforementioned report and to the use of under the caption "Experts" in the Prospectus, which is part of this Registration Statement.



GRANT THORNTON


Houston, Texas
April 27, 1994